Exhibit 23.8

Independent Mining Consultants, Inc.

3560 E. Gas Road

Tucson, AZ 85714

CONSENT OF THIRD-PARTY QUALIFIED PERSON

Independent Mining Consultants, Inc. (“IMC”), in connection with the filing of any amendments or supplements and/or exhibits to Hycroft Mining Holding Corporation’s registration statement on Form S-3 (Registration No. 333-257567) including the Current Report on Form 8-K to be filed on or about March 14, 2022 (collectively, the “Registration Statement), consent to:

•	the filing and use of the technical report summary titled “Technical Report Summary of Initial Assessment on the Hycroft Mine, Nevada, United States of America” (the “Technical Report”), with an effective date of February 17, 2022, as an exhibit to and referenced in the Registration Statement;

•	the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Registration Statement and any such Technical Report; and

•	the information derived, summarized, quoted or referenced from the Technical Report, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Registration Statement.

IMC is responsible for authoring, and this consent pertains to, the following sections of the Technical Report: sections 1.4, 1.6, 1.7, 1.9, 6, 7, 8, 9, 11, 20, 23.2, and for portions of sections 22, 24, and 25.

March 15, 2022

/s/ John M. Marek
Signature of Authorized Person for
Independent Mining Consultants, Inc.

/s/ John M. Marek
Print name of Authorized Person for
Independent Mining Consultants, Inc.